Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2020, relating to the financial statements of Pulse Biosciences, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Pulse Biosciences, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 16, 2020